Exhibit 99

NEWS

Contact:	John Stoll
313.594.1106
jstoll1@ford.com

FOR IMMEDIATE RELEASE

FORD NAMES JAMES HANCE, JR. TO BOARD OF DIRECTORS

DEARBORN, Mich., July 8, 2010 – Ford Motor Company today announced the election of James H. Hance, Jr. to the company’s Board of Directors, effective immediately.

Hance, 65, is the former chief financial officer and former vice chairman of Bank of America, where he retired in 2005 after 18 years with the company. He is currently a senior adviser to the Carlyle Group.

“Jim brings to Ford’s board of directors an extremely strong financial background and a track record of success both as an executive and a director for several companies,” said Ford Executive Chairman Bill Ford. “We are very fortunate to further strengthen our board with someone of Jim’s stature and talent as we continue to make progress on our transformation.”

Hance will serve on the Ford Board of Directors’ Audit Committee, the Finance Committee, and the Nominating and Governance Committee.

A certified public accountant, Hance spent 17 years with Price Waterhouse (now PricewaterhouseCoopers) in Philadelphia and Charlotte. From August 1985 until December 1986, he was chairman and co-owner of Consolidated Coin Caterers Corp. In March 1987, Hance joined NCNB, a predecessor to Bank of America.

“I’m very excited to have this opportunity to serve on the Ford Board of Directors and to work with Bill Ford, Alan Mulally and the other directors,” Hance said. “This is a company that has aggressively restructured over the past few years and is profitably growing by serving its consumers around the world.”

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Hance serves on of the following corporate boards: Sprint Nextel Corp., where he is non-executive chairman, Cousins Properties Inc., Morgan Stanley Corp., and Duke Energy Corp. He is a trustee of Washington University in St. Louis and Johnson & Wales University, based in Providence, R.I.

Hance earned a bachelor’s degree at Westminster College in Fulton, Mo., and a master’s degree in business at Washington University.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 176,000 employees and about 80 plants worldwide, the company’s automotive brands include Ford, Lincoln and Mercury, production of which has been announced by the company to be ending in the fourth quarter of 2010, and, until its sale, Volvo. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com.

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